Exhibit 10.12

Land Use Right Transfer Agreement
Party A Li Shuai
Party B Harbin Tianmu Pharmaceuticals Company Limited

Based on the  Law of the Peoples Republic of China on Land Contract in Rural Areas, Party B will receive planting rights and operation rights for the land after paid in cash. Both parties agree the following terms:

1.	The land locates at Gaotai Xingrang village, Yanshou county, Heilongjiang province, China

2.	Party B will have the rights for the land for 20 years( from December 20, 2010 to December 30, 2030)

3.
The total payment is RMB 20,000,000. Party A shall pay 60% of the total amount(RMB 12,000,000) after sign in the agreement; Party A shall pay 40% of the total amount(RMB 8,000,000) in twenty days after receiving the related documents from Pary A

4.	Party B can plant medicinal herbs after getting permission from the local government.Alson Party A can build office, workshop and warehouse on the land

5.	Party B has the operation rights for the land, during the contract period Party B can not transfer the rights to third parties

6.	During the contract period, Party B will not pay any other fees other than the contract price of RMB 20,000,000.

7.	Party A has the rights to supervise the use of the land of Party B. Paty A shall inform Party B in written if any problems are found

8.
Party A shall make sure about the boundary line for the land without conflict other parties’ land. Party A shall response to any disputes related to other parties and shall condensate Paty B if any losses occur.

9.
Both Parties shall follow the terms of the contract. If Party A failure to comply with the contract, Party A shall pay Party B RMB 500,000 as the penalty and refund the full amount of RMB 20,000,000 to Party B. Also for all the herbs planted by Party B, Party A will pay the fair price in cash to Party B; if Party B failure to comply with the contract Party A shall not refund the total payment of RMB 20,000,000

10.
 After contract expire, if Party B willing to obtain the operation rights from Party A, both Parties shall sign the renewal contract. If Party B does not willing to sign the renewal contract, Party A shall pay the fair price for all the herbs and other material to Party B in cash.

11.
If both Parties failure to agree the fair price of the herbs and other related materials, a third party appraisal company should be engaged, both Parties shall agree the price which appraisal company agree.

12.
Arbitration: All disputes in connection with this agreement thereof shall be settled friendly through negotiations. In case no settlement can be reached, the case will be sent to the Party A’s district court.

13.	This agreement is made out in four originals, two for each party. Both of them have the same force and effect. This agreement will be effective after the general managers of both parties sign.